

Alighiero Boetti (1940–1994)



Average Prices for Alighiero Boetti's tapestry works have grown by 24.2% annually from 2019 to 2023.

INVESTMENT THESIS

Initial Offering Price

$611,000

Offering Circular

sec.gov

Similar Sales | Record Price



$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
87
91
95
99
03
07
11
15
19
23

Price Appreciation of Similar Works

15.5%

Sharpe Ratio (1996-2022)	watch video
Alighiero Boetti	▲0.77
All Art	0.45
S&P 500	0.47

13% Progress

INVEST NOW



Alighiero Boetti

(1940–1994)

Why we like this offering

1. The Artwork is a prime example of Alighiero Boetti's Arazzi series, which he created during the 1980s and 1990s. Alighiero Boetti used mathematical principles and poetic language to embroider coded words and phrases into large, multi-colored grid compositions for his Arazzi.
2. Auction records for artworks similar in period, scale, and style are led by *Oggi trentesimo giorno dell'ottavo mese dell'anno 1000novecentoottantotto* (1988), which sold for $781,475 at Sotheby's in April 2022, followed by Senza titolo *(Nero su bianco e bianco su nero, Tra orizzontale e verticale, Cinque x cinque venticinque...)* (1988), which sold for $696,295, and *Senza titolo* (1988), which sold for $637,316 at Sotheby's on November 29, 2017.
3. Alighiero Boetti made Arazzi at different scales and distinguished them as: piccoli (small-scale) and grandi (large-scale). The Artwork is one of his grandi arazzi.
4. Alighiero Boetti employed Afghan craftswomen to embroider his textiles. Although he provided them a template, he considered the variations that came out of this collaboration part of his artistic process.
5. Alighiero Boetti was drawn to Afghanistan, because his ancestor, an 18th-century Dominican monk named Giovanni Battista Boetti, was a missionary who converted to Sufism, an order of Islamic mysticism, while in Mosul. Alighiero Boetti admired the inspired by the behavior of his ancestor sought to follow in his footsteps.
6. The Artwork is a nearly square embroidered fabric composition divided into a grid that is 25 boxes wide and tall. Most boxes contain bold capital letters embroidered against contrasting backgrounds; however, Aligheiro Boetti occasionally breaks the pattern with a horizontal line, reminiscent of a sideways capital "I."

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$26,209,561	66	$7,464,969

Turnover by Year



26.2M
19.7M
13.1M
6.6M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
91
68.25
45.5
22.75
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$611,000**
Offering Circular	sec.gov/edgar

Painting





About Alighiero Boetti

Alighiero Fabrizio Boetti (b. 1940, Turin, Italy - d. 1994, Rome, Italy), known as Alighiero e Boetti, is globally recognized as an important conceptual artist and prominent member of the Arte Povera movement. Although not formally trained in art, Boetti was preoccupied with the theory of creativity from an early age. Traveling to Afghanistan at the beginning of the 1970s, he was introduced to the traditional craft of embroidery, which marked a turning point in the artist's career.

INVEST NOW

ALIGHIERO

BOETTI

b. 1940-1994, ITALY



$611,000

INITIAL OFFERING

15.5%% HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]	▲0.77 SHARPE RATIO[3]
22.9% ANNUAL GROWTH OF RECORD PRICE[4]	11.8% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Embroidery on canvas | 40 × 44 in. (102 × 112 cm)

Alighiero Boetti (b. 1940, Turin, Italy - d. 1994, Rome, Italy) is one of the most important post-war Italian artists, best known for his contributions to the movements of Arte Povera and Conceptual Art.

The Artwork is a prime example of Alighiero Boetti's Arazzi series, which he created during the 1980s and 1990s. Alighiero Boetti used mathematical principles and poetic language to embroider coded words and phrases into large, multi-colored grid compositions for his Arazzi. The hidden messages on Alighiero Boetti's Arazzi range from lines of poetry to conventional phrases to personal musings. Alighiero Boetti primarily writes in Italian; however, Farsi also frequently appears on his Arazzi. Alighiero Boetti made Arazzi at different scales and distinguished them as: piccoli (small-scale) and grandi (large-scale). The Artwork is one of his grandi arazzi. Alighiero Boetti was drawn to Afghanistan, because his ancestor, an 18th-century Dominican monk named Giovanni Battista Boetti, was a missionary who converted to Sufism, Persian Islamic esotericism, while in Mosul. Alighiero Boetti admired the maverick behavior of his ancestor and hoped to follow in his footsteps. Alighiero Boetti employed Afghan craftswomen to embroider his textiles. Although he provided them a template, he considered the variations that came out of this collaboration part of his artistic process. Demand for Boetti's tapestries has increased in recent years. Average Prices for Alighiero Boetti's tapestry works have grown by 24.2% annually fromsince 2019 to 2023. The Artwork is a nearly square embroidered fabric composition divided into a grid that is 25 boxes wide and tall. Most boxes contain bold capital letters embroidered against contrasting backgrounds; however, Aligheiro Boetti occasionally breaks the pattern with a horizontal line, reminiscent of a sideways capital "I." Auction records for artworks similar in period, scale, and style are led by Oggi trentesimo giorno dell'ottavo mese dell'anno 1000novecentoottantotto (1988), which sold for $781,475 (€718,200) at Sotheby's Milan on April 13, 2022, followed by Senza titolo (Nero su bianco e bianco su nero, Tra orizzontale e verticale, Cinque x cinque venticinque...) (1988), which sold for $696,295 (€635,000), and Senza titolo (1988), which sold for $637,316 (€537,000) at Sotheby's Milan on November 29, 2017. The Artwork previously sold at the Artsy Cambi: Modern and Contemporary Art auction on December 4, 2018, for $354,386.

HIS CURRENT AUCTION RECORDS ARE LED BY MAPPA (1989-1991), WHICH SOLD FOR $8,827,100 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2022, TUTTO (C.1990), WHICH SOLD FOR $6,060,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 17, 2022, AND MAPPA (1979-1980), WHICH SOLD FOR $5,530,647 (€5,643,500) AT CHRISTIE'S PARIS ON OCTOBER 20, 2022.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


$800,000
$600,000
$400,000
$200,000
$0
10/26/1990
3/17/1994
5/19/1994
10/27/1994
11/25/1996
5/26/1998
5/29/1999
12/8/1999
12/16/1999
6/30/2000
11/28/2000
12/6/2000
6/27/2001
11/16/2001
12/5/2001
5/15/2002
6/27/2002
10/23/2002
11/20/2002
2/7/2003
5/31/2003
10/22/2003
5/12/2004
2/11/2005
5/26/2005
10/25/2005
2/9/2006
6/22/2006
10/16/2006
6/22/2007
11/27/2007
10/16/2009
5/26/2010
6/27/2011
10/18/2013
10/16/2014
11/25/2014
10/14/2015
11/11/2015
4/5/2016
10/6/2016
4/27/2017
10/5/2017
3/7/2018
4/18/2018
11/28/2018
4/3/2019
10/4/2019
6/23/2021
4/13/2022
5/27/2023
Implied Historical Growth

Alighiero Boetti (b. 1940, Turin, Italy - d. 1994, Rome, Italy) is one of the most important post-war Italian artists, best known for his contributions to the movements of Arte Povera and Conceptual Art. Born and raised in the countryside near Turin during World War II, Boetti had a difficult, unsupervised childhood. He enrolled in business school as a teenager but quickly dropped out and immersed himself in Turin's growing contemporary art scene. Inspired by artists like Henri Matisse, Wols, Nicolas De Stael, and Paul Klee, he created a series of Art Informel paintings in his early twenties. In 1962, the artist moved to Paris for two years, where he continued to study avant-garde artists and develop a Conceptual Art practice. While abroad, Johnny Friedlaender taught him how to engrave, and Boetti produced cardboard drawings, India ink paintings, and scrap metal sculptures. In 1967, Boetti held his first solo exhibition at the Galleria Christian Stein. His use of pre-industrial materials and contemporary social criticism made him a prominent figure in the Arte Povera movement of the late-1960s, and he participated in all of their early group exhibitions in Turin, Milan, and Genoa. He added a lowercase "e" in between his first and last name in 1968 to distinguish his second identity as an artist. In 1971, Boetti visited Afghanistan for the first time and conceived his Mappe (1971-1994), a series of textile world maps distinguished by each country's flag. He collaborated with local embroiderers to produce the works and often asked the craftswomen to select the color of the ocean, creating unplanned variations between the maps. In 1972, Boetti left the Arte Povera movement and relocated to Rome, where he focused on Conceptual Art. He refocused on a series of ballpoint pen drawings he began in Turin. The following year, he held his first solo exhibition in the United States at John Weber Gallery in New York. He returned to Afghanistan regularly throughout his life, where he would commission his linguistic grid Arazzi (tapestries) and mail postal works. In 1987, Boetti embarked on his largest tapestry entitled Tutto, which he worked on until his premature death. Boetti died of brain cancer on February 24, 1994, in Rome.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Alighiero Boetti with the following criteria: Works from Alighiero Boetti's Arazzi series created in the 1980s that measure between 30 inches by 30 inches and 50 inches by 50 inches. The set excludes works with black and white letters. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 15.5% CAGR implied from selected sales occurring from October 26, 1990, to May 27, 2023.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Alighiero Boetti has a risk-adjusted appreciation of 0.77. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Alighiero Boetti have a record price compound annual growth rate ("CAGR") of 22.9% from October 30, 1989 to June 30, 2023. This calculation is based on (i) a record price of $7,235 on October 30, 1989, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $7,464,969, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Alighiero Boetti is 11.8%, which is based on 45 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Alighiero Boetti was December 1, 1994 and ending on the last date a repeat sale occurred for such artist, which in the case of Alighiero Boetti was December 8, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

The information contained on the Masterworks website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with sec or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks Terms of Use (which require that disputes be resolved through binding arbitration) and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.com), or as available on the sec's edgar website.

Masterworks is not registered, licensed, or supervised as a broker dealer by the sec, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation before making an investment decision. For additional important information, see "Important Disclosures".

Masterworks, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.